Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form N-2 of our report dated February 28, 2013, relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Shareholders of NexPoint Credit Strategies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

November 12, 2013